Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
April 6, 2011

WINTHROP REALTY TRUST CLOSES PUBLIC OFFERING OF 5,750,000 COMMON SHARES

FOR IMMEDIATE RELEASE – BOSTON, April 6 -- Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) today announced the closing of its previously announced underwritten public offering of 5,750,000 common shares of beneficial interest at a price of $11.25 per share, which includes 750,000 shares issued pursuant to the exercise by the underwriter of its entire over-allotment option.  The Company received net proceeds, after underwriting discounts but before expenses of $61,565,625.  Barclays Capital Inc. and KeyBanc Capital Markets Inc. acted as joint book-runners for the offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.